Exhibit 99.6

Consent to Being Named as an Independent Director Nominee

In connection with the filing by Kandal M Venture Limited (the “Company”) of the Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 23, 2024	/s/ Man Ying Angela Yung
Man Ying Angela Yung